UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2009

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-13199	13-3956775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, New York, New York,		10170
(Address of Principal Executive Offices)		(Zip Code)

(212) 594-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

SL Green Realty Corp.  (the “Company”) (NYSE: SLG) today announced that it has commenced a public offering of 14,500,000 shares of common stock.  In addition, the Company expects to grant to the underwriters for the public offering an option for 30 days to purchase up to 2,175,000 additional shares of common stock to cover overallotments, if any. Merrill Lynch & Co. will serve as the book-running manager for the offering.

The Company plans to use the net proceeds from the offering for general corporate and/or working capital purposes, which may include investment opportunities, purchases of the indebtedness of its subsidiaries in the open market from time to time, and the repayment of indebtedness at the applicable maturity or put date. This offering will be made pursuant to a prospectus supplement to the Company’s prospectus, dated November 28, 2006, filed as part of the Company’s effective shelf registration statement relating to these securities.

The Company today announced that its board of directors has determined that contingent upon completion of the public offering of common stock announced today, the Company is reducing the quarterly per share common stock dividend from $0.375, or $1.50 on an annual basis, to $0.10, or $0.40 on an annual basis. The Company can provide no assurance that its board of directors will not reduce or eliminate entirely dividend distributions on its common stock if the public offering of common stock is not completed, or in the future even if such offering is completed.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Press Release of SL Green Realty Corp. dated May 11, 2009.

99.2	Press Release of SL Green Realty Corp. dated May 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

Dated: May 11, 2009	By:	/s/ GREGORY F. HUGHES
Gregory F. Hughes
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of SL Green Realty Corp. dated May 11, 2009.

99.2	Press Release of SL Green Realty Corp. dated May 11, 2009.